Exhibit 2.21

FORM 51-102F3

MATERIAL CHANGE REPORT

ITEM 1:	NAME AND ADDRESS OF COMPANY

Aura Minerals Inc. (“Aura” or the “Company”)

Craigmuir Chambers, PO Box 71

Road Town, Tortola, VG1110

British Virgin Islands

ITEM 2:	DATE OF MATERIAL CHANGE

December 18, 2017

ITEM 3:	NEWS RELEASE

A news release (appended as Schedule A) announcing the material change was issued on December 18, 2017 through GlobeNewswire and a copy was subsequently filed on SEDAR.

ITEM 4:	SUMMARY OF MATERIAL CHANGE

The Company announced that it has entered into an agreement (the “Merger Agreement”) with Rio Novo Gold Inc. (“Rio Novo”) to combine by way of a plan of merger (the “Merger”), pursuant to which the Company will acquire all of the ordinary shares of Rio Novo (the “Rio Novo Shares”) and Rio Novo shareholders will receive 0.053 of an Aura share (“Aura Share”) for each Rio Novo Share held.

ITEM 5:	FULL DESCRIPTION OF MATERIAL CHANGE

Overview

On December 18, 2017, the Company announced that it has entered into an agreement with Rio Novo to combine and create a strong portfolio of mining properties with a long-term production life. Following the Merger, the Company will continue the operations of Aura and Rio Novo on a combined basis under the Aura name, and the combined entity will remain listed on the Toronto Stock Exchange (“TSX”).

Merger Details

The Merger will be effected by way of a plan of merger under section 170 of the BVI Business Companies Act, 2004, pursuant to which the Company will, among other things, acquire all of the Rio Novo Shares and Rio Novo shareholders will receive 0.053 of an Aura Share for each Rio Novo Share held. In addition, holders of options to purchase Rio Novo Shares will receive 0.053 of an option to purchase an Aura Share (an “Aura Option”) in exchange for each of such Rio Novo options, which will be cancelled. The Company will also issue an aggregate of 314,186 Aura Shares to holders of deferred share units of Rio Novo in exchange for such deferred share units.

The Merger constitutes a “related party transaction” for the Company and constitutes a “business combination” and a “related party transaction” for Rio Novo under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”). As a result, the Merger will be subject to the approval of: (i) a majority of the votes cast by Aura shareholders at a special meeting of Aura shareholders (the “Aura Special Meeting”) and by Rio Novo shareholders at a special meeting of Rio Novo shareholders (the “Rio Novo Special Meeting”), and (ii) a majority of votes cast by Aura shareholders at the Aura Special Meeting and by Rio Novo shareholders at the Rio Novo Special Meeting, in each case other than those shareholders whose votes are required to be excluded for the purposes of “minority approval” under MI 61-101. Votes held by Northwestern Enterprises Ltd. (“Northwestern”) will be excluded for the purposes of such minority approval votes, as required by MI 61-101. The Aura Special Meeting and the Rio Novo Special Meeting are anticipated to be held by the end of February 2018.

In addition to the shareholder approvals described above, the Merger is subject to the satisfaction of other customary closing conditions, including the conditional approval of the TSX for the listing of Aura Shares to be issued pursuant to the Merger and Aura Shares reserved for issuance upon the exercise of Aura Options issued pursuant to the Merger. The Merger Agreement provides for, among other things, customary reciprocal board support and a non-solicitation covenant in favour of Aura, with “fiduciary out” provisions that allow Rio Novo to accept a superior proposal in certain circumstances and a 10-business day “right to match period” in favour of Aura. The Merger Agreement also provides for reimbursement of expenses for either party up to a cap of CAD $1 million if the Merger Agreement is terminated in certain specified circumstances.

Northwestern, which currently holds approximately 52% of the Aura Shares and approximately 65% of the Rio Novo Shares, has entered into customary voting support agreements pursuant to which, among other things, it has agreed to vote its Aura Shares and Rio Novo Shares in favour of the Merger. Northwestern is controlled by Paulo de Brito, who currently serves as Chairman of the Board of Directors of Aura (the “Aura Board”). Following closing, it is expected that the Company will have approximately 43,039,156 shares issued and outstanding and Northwestern is expected to hold an approximate 55.3% interest in the Company. Other directors and senior officers of Aura and each director and senior officer of Rio Novo have also entered into customary voting support agreements to vote their shares in favour of the Merger.

Board Recommendations

The Aura Board, based on the recommendation of a committee of independent directors (the “Aura Special Committee”), has determined that the Merger is in the best interests of Aura and has unanimously recommended that Aura shareholders vote in favour of the Merger. Rio Novo’s Board of Directors (the “Rio Novo Board”) has determined that the Merger is in the best interests of Rio Novo and has unanimously recommended that Rio Novo shareholders vote in favour of the Merger. The Aura Special Committee and the Rio Novo Board retained MNP LLP (“MNP”) as independent valuator to provide certain financial advisory services in respect of the Merger, including the preparation of formal valuations of the Aura Shares and the Rio Novo Shares in accordance with MI 61-101. To the knowledge of Aura and its directors and senior officers, after reasonable inquiry, there have been no prior valuations prepared in the past 24 months in respect of Aura that relate to or are otherwise relevant to the Merger.

In addition, MNP rendered an opinion to the Rio Novo Board that, as at December 15, 2017, subject to the assumptions, limitations and qualifications described therein, the consideration to be received by Rio Novo shareholders pursuant to the Merger is fair, from a financial point of view, to the Rio Novo shareholders, other than Northwestern. The Aura Special Committee retained Canaccord Genuity Corp. as its financial advisor in connection with the Merger, and Canaccord Genuity Corp. has rendered an opinion to the Aura Board that the consideration to be paid by Aura pursuant to the Merger is fair, from a financial point of view, to Aura shareholders, other than Northwestern.

The foregoing description of the Merger does not purport to be complete, and is qualified in its entirety by reference to the Merger Agreement, a copy of which has been filed under each of Aura’s and Rio Novo’s profiles on SEDAR (www.sedar.com). The terms of the Merger and related matters will also be described in detail in a joint management information circular of Aura and Rio Novo to be filed with the regulatory authorities and mailed to shareholders in accordance with applicable securities laws.

ITEM 6:	RELIANCE ON SUBSECTION 7.1(2) OF NATIONAL INSTRUMENT 51-102

Not applicable.

ITEM 7:	OMITTED INFORMATION

Not applicable.

ITEM 8:	EXECUTIVE OFFICER

For further information, please contact Ryan Goodman, VP Legal Affairs & Business Development, at 305-239-9332.

ITEM 9:	DATE OF REPORT

December 21, 2017

Schedule A

(See attached.)

Aura Minerals Inc. and Rio Novo Gold Inc.

Announce Merger Transaction

Toronto, Ontario – December 18, 2017 – Aura Minerals Inc. (TSX: ORA) (“Aura”) and Rio Novo Gold Inc. (TSX:RN) (“Rio Novo”) announced today that they have entered into an agreement (the “Merger Agreement”) to combine and create strong portfolio of mining properties with a long term production life. The combination will be effected by a plan of merger under section 170 of the British Virgin Islands Business Companies Act, 2004 pursuant to which Aura will, among other things, acquire all of the shares of Rio Novo and Rio Novo shareholders will receive 0.053 of an Aura common share for each Rio Novo share held. The combined entity will operate under the Aura name and will remain listed on the Toronto Stock Exchange.

Rodrigo Barbosa, CEO of Aura, commented, “We are very excited to announce this strategic transaction. The transaction creates new opportunities for both Aura’s and Rio Novo’s shareholders. For Aura this opportunity provides a great new pipeline for growth, and for Rio Novo’s shareholders, a company committed to developing its assets.”

Patrick Panero, President and CEO of Rio Novo, added, “We are excited to unite our companies, giving our shareholders access to Aura’s strong operating mines and healthy balance sheet, thereby creating the opportunity for development of our existing portfolio of assets within the newly merged and enlarged company.”

Transaction Details

Under the terms of the Merger Agreement, Aura will, among other things, acquire all of the shares of Rio Novo and Rio Novo shareholders will receive 0.053 of an Aura common share for each Rio Novo share held. The combination will be subject to the approval of a majority of the votes cast at special meetings of Aura and Rio Novo shareholders to be held on or about February 2018, as well minority shareholder approval in accordance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) at each of the Aura and Rio Novo special meetings.

Votes held by Northwestern Enterprises Ltd. (“Northwestern”) and certain other insiders of Aura and Rio Novo will be excluded for purposes of the minority approval vote required by MI 61-101. The transaction is also subject to other customary closing conditions. The Merger Agreement provides for, among other things, customary reciprocal board support and non-solicitation covenants, with “fiduciary out” provisions that allow Rio Novo to accept a superior proposal in certain circumstances and a 10- business day “right to match period” in favour of Aura. The Merger Agreement also provides for reimbursement of expenses for either party up to a cap of CAD $1M if the Merger Agreement is terminated in certain specified circumstances.

Northwestern, which currently holds approximately 52% of Aura’s common shares and 65% of Rio Novo’s common shares, has entered into a customary voting and support agreement pursuant to which, among other things, it has agreed to vote its Aura common shares and Rio Novo common shares in favour of the transaction. Northwestern is controlled by Paulo de Brito, who currently serves as Chairman of Aura. Following closing, it is expected that the combined company will have approximately 43,039,156 shares issued and outstanding and Northwestern is expected to hold an approximate 55.3% interest in the combined company. The other directors and senior officers of each of Aura and Rio Novo have also entered into customary support and voting agreements to vote their shares in favour of the combination. The Merger Agreement will be filed under each of Aura’s and Rio Novo’s profiles on SEDAR (www.sedar.com). The terms of the transaction and related matters will also be described in detail in a joint management information circular of Aura and Rio Novo to be filed with the regulatory authorities and mailed to shareholders in accordance with applicable securities laws.

Board Recommendations

Aura’s Board of Directors, based on the recommendation of a committee of independent directors (the “Aura Special Committee”), has determined that the combination is in the best interests of Aura and has unanimously recommended that Aura shareholders vote in favour of the transaction. Rio Novo’s Board of Directors (the “Rio Novo Board”) has determined that the combination is in the best interests of Rio Novo and has unanimously recommended that Rio Novo shareholders vote in favour of the transaction. The Aura Special Committee and the Rio Novo Board retained MNP LLP (“MNP”) as independent valuator to provide certain financial advisory services in respect of the transaction, including the preparation of formal valuations of the common shares of both Aura and Rio Novo in accordance with MI 61-101.

In addition, MNP rendered an opinion to the Rio Novo Board that, as at December 15, 2017, subject to the assumptions, limitations and qualifications described therein, the consideration to be received by Rio Novo shareholders pursuant to the transaction is fair, from a financial point of view, to the Rio Novo shareholders, other than Northwestern. The Aura Special Committee retained Canaccord Genuity Corp. as its financial advisor in connection with the transaction, and Canaccord Genuity Corp. has rendered an opinion to Board of Directors of Aura that the consideration to be paid by Aura pursuant to the transaction is fair, from a financial point of view, to Aura shareholders, other than Northwestern.

Advisors and Legal Counsel

Canaccord Genuity Corp. is acting as financial advisor and Blake, Cassels & Graydon LLP is acting as legal counsel to the Aura Special Committee. BNP Paribas is acting as financial advisor and McCarthy Tétrault LLP is acting as legal counsel to Rio Novo and its board of directors.

Investor Conference Call Details

Aura and Rio Novo will host a joint investment community conference call on or about January 10, 2018, the details of which will be provided in due course.

Disclaimer in Respect of Aura

This news release contains certain “forward-looking information” and “forward-looking statements”, as defined in applicable securities laws (collectively, “forward-looking statements”). All statements other than statements of historical fact are forward- looking statements. Forward-looking statements relate to future events or future performance and reflect Aura’s current estimates, predictions, expectations or beliefs regarding future events and include, without limitation, statements with respect to: the Merger Agreement and the anticipated benefits of the transactions contemplated thereunder. Often, but not always, forward-looking statements may be identified by the use of words such as “expects”, “anticipates”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions.

Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Aura, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Known and unknown risks, uncertainties and other factors, many of which are beyond Aura’s ability to predict or control could cause actual results to differ materially from those contained in the forward-looking statements. Specific reference is made to Aura’s most recent Annual Information Form on file with certain Canadian provincial securities regulatory authorities for a discussion of some of the factors underlying forward-looking statements, which include, without limitation, gold and copper or certain other commodity price volatility, changes in debt and equity markets, the uncertainties involved in interpreting geological data, increases in costs, environmental compliance and changes in environmental legislation and regulation, interest rate and exchange rate fluctuations, general economic conditions and other risks involved in the mineral exploration and development industry. Readers are cautioned that the foregoing list of factors is not exhaustive of the factors that may affect the forward-looking statements.

All forward-looking statements herein are qualified by this cautionary statement. Accordingly, readers should not place undue reliance on forward-looking statements. Aura undertakes no obligation to update publicly or otherwise revise any forward- looking statements whether as a result of new information or future events or otherwise, except as may be required by law. If Aura does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

Disclaimer in Respect of Rio Novo

This press release contains forward-looking statements. All statements, other than of historical fact, that address activities, events or developments that Rio Novo believes, expects or anticipates will or may occur in the future (including, without limitation, statements regarding the Merger Agreement and the anticipated benefits of the transactions contemplated thereunder) are forward-looking statements. Forward-looking statements are often identifiable by the use of words such as “anticipate”, “believe”, “plan”, may”, “could”, “would”, “might” or “will”, “estimates”, “expect”, “intend”, “budget”, “scheduled”, “forecasts” and similar expressions or variations (including negative variations) of such words and phrases. Forward-looking statements are subject to a number of risks and uncertainties, many of which differ materially from those discussed in the forward-looking statements. Factors that could cause actual results or events to differ materially from current expectations include, among other things, without limitation, failure to establish estimated mineral resources, the possibility that future exploration results will not be consistent with Rio Novo's expectations, the price of gold and other risks identified in Rio Novo’s most recent annual information form filed with the Canadian securities regulatory authorities on www.SEDAR.com. Any forward-looking statement speaks only as of the date on which it is made and, except as may be required by applicable securities laws, Rio Novo disclaims any intent or obligation to update any forward-looking statements.